EXHIBIT 11.

UNITIL CORPORATION AND SUBSIDIARY COMPANIES

COMPUTATION OF EARNINGS PER AVERAGE COMMON SHARE OUTSTANDING
(000's except for per share data)
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
BASIC EARNINGS PER SHARE	2002	2001	2002	2001

Net Income	$1,353	$1,452	$3,112	$3,458
Less: Dividend Requirement
on Preferred Stock	63	64	127	131
Net Income Applicable
to Common Stock	$1,290	$1,388	$2,985	$3,327

Average Number of Common
Shares Outstanding	4,743,696	4,743,415	4,743,696	4,740,564

Basic Earnings Per Common Share	$0.27	$0.29	$0.63	$0.70

	Three Months Ended June 30,		Six Months Ended June 30,
DILUTED EARNINGS PER SHARE	2002	2001	2002	2001

Net Income	$1,353	$1,452	$3,112	$3,458
Less: Dividend Requirement
on Preferred Stock	63	64	127	131
Net Income Applicable
to Common Stock	$1,290	$1,388	$2,985	$3,327

Average Number of Common
Shares Outstanding	4,743,696	4,743,415	4,743,696	4,740,564

Dilutive Effect of Stock Options	30,351	18,691	23,586	18,399

Average Number of Dilutive
Common Shares Outstanding	4,774,047	4,762,106	4,767,282	4,758,963

Diluted Earnings per Common Share	$0.27	$0.29	$0.63	$0.70